Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

N E W S

Vista Gold Corp. Announces Second Quarter Financial Results

Denver, Colorado August 8, 2008 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and six months ended June 30, 2008, as filed on August 8, 2008, with the US Securities and Exchange Commission and the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Our consolidated net loss for the three-month period ended June 30, 2008, was US$2.2 million or US$0.06 per share compared to a consolidated net loss of US$3.2 million or US$0.10 per share for the same period in 2007.  Our consolidated net loss for the six-month period ended June 30, 2008, was US$4.1 million or US$0.12 per share, which was approximately level with the consolidated net loss of US$4.0 million or US$0.13 per share for the same period in 2007.  For the three-month period, the decrease in the consolidated loss of US$1.0 million from the respective prior period is primarily due to a decrease in costs of US$2.4 million related to the completion in May 2007 of the Plan of Arrangement involving Vista, Allied Nevada Gold Corp. (“Allied Nevada”) and the Pescios, which is partially offset by an increase in interest expense of US$585,000, an increase in fees associated with the disposal of our Amayapampa project of US$132,000, an increase in corporate administration and investor relations costs of US$336,000, an increase in the loss on disposal of marketable securities of US$88,000 and a decrease in interest income of US$171,000.  The slight increase in the consolidated net loss of US$74,000 for the six-month period from the prior year period is largely due to an increase in corporate administration and investor relations costs of US$905,000, an increase in interest expense of US$769,000 paid on our outstanding US$30 million aggregate principal amount of convertible notes (the “Notes”), an increase in the loss on disposal of marketable securities of US$207,000, an increase in fees associated with the disposal of our Amayapampa Project of US$132,000 and a decrease in interest income of US$478,000.  These amounts are offset by the decrease in costs related to the Plan of Arrangement of US$2.4 million, as noted above.

At June 30, 2008, our total assets were US$80.9 million compared to US$51.3 million at December 31, 2007, representing an increase of US$29.6 million. This increase from the end of the year relates primarily to an increase of cash of US$6.5 million, an increase of plant and equipment for the purchase of US$16 million at Paredones Amarillos and an increase of US$6.5 million for mineral properties.  At June 30, 2008, we had working capital of US$33.4 million compared to US$27.3 million at December 31, 2007, representing an increase of US$6.1 million.  These increases relate primarily to an increase in cash balances from year end as a result of the completion in March 2008 of the brokered private placement of the Notes as discussed below.

The principal component of working capital at both June 30, 2008 and December 31, 2007, is cash and cash equivalents of US$23.2 million and US$16.7 million, respectively.  Other components include marketable securities (June 30, 2008 – US$10.2 million; December 31, 2007 – US$10.9 million) and other liquid assets (June 30, 2008 - US$1.1 million; December 31, 2007 - US$380,000).

As previously reported, on March 4, 2008, we completed a private placement in which we issued and sold US$30 million in aggregate principal amount of the Notes.  The Notes mature at face value on March 4, 2011 (the “Maturity Date”).  The Notes pay interest of 10% per annum, payable semi-annually on June 15 and December 15.  The Notes are convertible at the holder’s or issuer’s discretion in accordance with the terms of the Notes.  The holder can convert all or part of the debt at any time prior to the Maturity Date or the business day immediately preceding the Redemption Date at a price of US$6.00 per common share, subject to adjustment in certain circumstances.  The Redemption Date represents the date that the Notes will be redeemed in the event that we redeem the Notes.

We used approximately US$16.0 million of the proceeds from the sale of the Notes for advance payments towards the purchase of gold processing equipment to be used at our Paredones Amarillos Project.  The remaining balance of the funds raised from the private placement will be used on capital expenditures for the development of the Paredones Amarillos Project.

Net cash used in operating activities was US$2.1 million for the three-month period ended June 30, 2008, compared to US$1.8 million for the same period in 2007.  The increase of US$318,000 is the result of an interest payment of US$842,000 made on June 15, 2008 for the Notes and a decrease of non-cash items of US$1.2 million which is offset by a decrease in the loss for the period from continuing operations of US$958,000 and a decrease in cash used for accounts payable, accrued liabilities and other of US$757,000.

Net cash used in operating activities was US$3.3 million for the six-month period ended June 30, 2008, compared to US$2.7 million for the same period in 2007.  The increase of US$573,000 is mostly the result of the interest payment of US$842,000 noted above, which is partially offset by a decrease in cash used for receivables of US$310,000.

Net cash used in investing activities decreased to US$3.2 million for the three-month period ended June 30, 2008, from US$26.3 million for the same period in 2007.  The decrease of US$23.1 million mostly reflects the US$24.4 million cash transferred to Allied Nevada in conjunction with the completion of the Plan of Arrangement in May 2007, which was partially offset by the following:

•	An increase in the additions to mineral properties of US$682,000, which is mostly the result of an increase in expenditures at the Paredones Amarillos Project as we move towards a production decision.
•

An increase of US$350,000 for a loan made to Republic Gold Limited (“Republic”) in conjunction with the disposal of the Amayapampa project, this loan is due and payable on the release of a bankable feasibility study or September 30, 2008 which ever occurs first.

•	An increase in the additions to plant and equipment of US$269,000, which is mostly the result of an increase in equipment purchases at the Paredones Amarillos Project and the Mt. Todd Project.

Net cash used for investing activities decreased to US$21.3 million for the six-month period ended June 30, 2008, from US$28.2 million for the same period in 2007.  The decrease of US$6.9 million is mostly the result of a decrease of US$24.4 million in the cash transferred to Allied Nevada as noted above, which has been offset by the following:

•

An increase in additions to plant and equipment of US$16.3 million.  In April 2008, we finalized the US$16 million purchase of gold processing equipment to be used on our Paredones Amarillos Project.  There were no similar purchases during the 2007 period.

•

An increase in the acquisition of mineral properties of US$452,000.  On January 24, 2008, we completed the acquisition of interests in various mineral properties adjacent to our Guadalupe de los Reyes Project in Mexico.  The consideration paid by Vista for the acquisition of these interests included cash payments totaling US$452,000 and the issuance of a total of 213,503 common shares of Vista (with an aggregate fair value of US$1.0 million) to various parties.

•	An increase in the additions to mineral properties of US$264,000.
•	An increase of US$350,000 for a loan made to Republic in connection with the disposal of the Amayapampa Project, as noted above.

Net cash used in financing activities was US$144,000 for the three-month period ended June 30, 2008, as compared to net cash provided by financing activities of US$250,000 for the same period in 2007.  During the three-month period ended June 30, 2008 cash was used in financing activities, reflecting the payment of additional debt issuance costs resulting from the completion of the brokered private placement of the Notes during the first quarter. For the same period in 2007, cash was provided by financing activities due to proceeds received from the exercise of warrants.

Net cash provided by financing activities was US$31.4 million for the six-month period ended June 30, 2008, as compared to US$1.5 million for the same period in 2007.  This increase is primarily the result of the completion of the brokered private placement of the Notes, having an aggregate principal amount of US$30.0 million. Proceeds to Vista after legal and other fees were US$28.4 million.  There were no similar transactions during the 2007 period.

There were no warrant exercises during the three-month period ended June 30, 2008 as compared to US$250,000 for the same period in 2007.  Warrant exercises during the six-month period ended June 30, 2008 produced cash proceeds of US$2.9 million as compared to US$1.5 million for the same period in 2007.

The selected financial data including the results of operations for the three-month and six-month periods ended June 30, 2008 compared to the 2007 periods, and the financial positions as at June 30, 2008 compared to December 31, 2007, is summarized in the following table:

Selected Financial Data	Three Months Ended June 30,		Six Months Ended June 30,
U.S. $000’s, except loss per share	2008	2007	2008	2007

Results of operations
Net loss	$(2,227)	$(3,228)	$(4,078)	$(4,004)
Basic and diluted loss per share	(0.06)	(0.10)	(0.12)	(0.13)

Net cash used in operations	(2,073)	(1,755)	(3,279)	(2,706)
Net cash used in investing activities	(3,195)	(26,289)	(21,308)	(28,225)
Net cash provided by financing activities	(144)	250	31,400	1,512

	June 30,	December 31,
	2008	2007

Financial position
Current assets	$34,521	$27,948
Total assets	80,896	51,346
Current liabilities	1,140	694
Total liabilities	23,555	694
Shareholders’ equity	57,341	50,652

Working capital	33,381	27,254

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista is undertaking programs to advance the Paredones Amarillos Project, including the preparation of a definitive feasibility study and the purchase of long delivery equipment items, so that construction can begin during the last quarter of 2008.  The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway, with a definitive feasibility study planned for completion by mid-2009.  Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, the Yellow Pine Project in Idaho, the Awak Mas Project in Indonesia, and the Long Valley Project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital; the timing, performance and results of feasibility studies including the ongoing bankable feasibility study for the Paredones Amarillos Project; timing and receipt of required land use, environmental and other permits for the Paredones Amarillos Project and timing for starting and completion of drilling and testing programs at the

Paredones Amarillos Project; plans to confirm the validity of the Change of Land Use Permit for the Paredones Amarillos Project and timing for confirmation of the status of this permit , and timing and outcome for alternative application for an interim Change of Land Use Permit for the drilling program and a new Change of Land Use Permit for the Project; capital and operating estimates for the Paredones Amarillos Project and anticipated timing of commencement of construction and commencement of production at the Project; plans for evaluation of the Mt. Todd Project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; potential for gold production at the Amayapampa gold project and timing for commencement of production and timing and receipt of future payments in connection with the disposal of the Amayapampa gold project; ongoing debt service requirements for our outstanding convertible notes and potential redemption or conversion of the notes; future gold prices; Vista’s future business strategy; competitive strengths; goals; operations; reserve and resource estimates; plans; potential project development; future share price and valuation; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “will” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study underway at our Paredones Amarillos Project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos Project, uncertainty relating to timing and outcome of alternative application process for an interim Change of Land Use Permit for the drilling program and a new Change of Land Use Permit for the Paredones Amarillos Project; uncertainty relating to timing and outcome for application for Temporary Occupation Permit for mining activities at the Paredones Amarillos Project; uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos Project and Mt. Todd Project; uncertainty relating to potential for gold production at the Amayapampa gold project and timing for commencement of production and timing and receipt of future payments in connection with the disposal of the Amayapampa gold project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com